UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2011

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report):

Arsenal on the Charles

321 Arsenal Street

Watertown, Massachusetts  02472

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Launch of Concurrent Offerings

On March 28, 2011, A123 Systems, Inc. (“we” or “A123”) issued a press release announcing our intention to make concurrent offerings, subject to market and other conditions, of 18,000,000 shares of common stock and $125.0 million aggregate principal amount of our convertible subordinated notes due 2016. The offerings are being made pursuant to an effective shelf registration statement that was previously filed. A copy of the press release is furnished pursuant to Item 8.01 as Exhibit 99.1 to this Current Report on Form 8-K.

The following disclosure will be included in the prospectus supplement relating to each of the offerings.

Interruption in Supply from Tohoku Earthquake

We have a single source supplier in Japan that supplies materials used in the electrode coating process of the batteries that we manufacture and supply to our customers.  As a result of the earthquake and tsunami that took place in Japan on March 11, 2011, this supplier suspended manufacturing operations at the factory where these materials are produced, which is located approximately 70 kilometers away from the damaged  nuclear power plant in Fukushima.  Other than the impact on this supplier, the earthquake has not affected the supply or availability of any other materials or components we use in our battery or battery pack manufacturing processes.  As described below, we believe that we are taking appropriate steps to manage this supply disruption and to mitigate risk to our production schedule.  In addition, we have not seen any adverse impact on our customers or on our customer demand as a result of the earthquake.

The supplier has informed us that its factory sustained minor physical damage and that damage assessment and repair work is underway with a focus on restoring a stable power supply.  The damage assessment is expected to take one to two months to complete.  The regional electrical supply and its adequacy for plant operations are still being determined.  The supplier’s plant employees are also experiencing commuting difficulties due to fuel shortages, but we have been informed that they are returning to work.  The supplier has indicated that local transportation and logistics challenges are improving and is continuing to keep us closely informed.  The supplier intends to resume plant operations as soon as conditions permit and, if the situation in Fukushima relating to the damaged nuclear power plant does not worsen, the supplier has informed us that it expects to resume manufacturing operations within six months.  However, upon resumption of the supplier’s production, we expect that the supplier might not be able to supply material quantities to the level of our planned demand.

We currently have inventory of these materials on hand and in transit that we believe will support our manufacturing operations through May 24, 2011.  We believe this inventory will be sufficient to meet the current production schedule and second quarter financial guidance that we announced in February and that we discuss below.  The supplier has further indicated that it will supply us with additional materials from its finished goods inventory sufficient to support our battery manufacturing operations into September 2011 (based on our current annual production forecast).  The supplier has not yet confirmed shipping dates for these additional materials, however, and the timing of our receipt will depend on local logistics conditions continuing to improve.

At the same time, we are currently engaged in discussions to secure an alternative supplier to qualify and supply an appropriate substitute for use in our battery products.  We estimate that this qualification process will take approximately four to six months to complete.

We believe that either the supply of additional materials from our current supplier or the qualification of a second source (or a combination of the two) within the estimated timeframes is likely to be achieved and, if achieved, we would be able to meet our 2011 production goals and our 2011 revenue guidance.  However,  many of the factors in this situation are beyond our control, and an unfavorable development relating to any of these factors

could have a material adverse effect on our results of operations.   See “Risk Factors—Additional Risks Related to Our Business.”

2011 Outlook

We continue to expect to see an inflection point in our revenue in the second quarter of 2011 with several customer programs scheduled to enter volume production.  As we approach the end of the first quarter of 2011, we believe that revenue will be in the $16-18 million range, at the lower end of the previously stated range of upper teens to low twenty million dollars set out on our fourth quarter 2010 earnings conference call on February 28, 2011.  We reiterate that we expect to have second quarter 2011 revenue approximately double that of the first quarter and total revenue for 2011 in the range of $210 million to $225 million, or an annual growth of approximately 115% to 130%, based on our current assessment of customer demand and in part on their ability to achieve their planned production schedules.  Uncertainty that has been widely reported in the entire automotive supply chain could cause us not to meet those expected targets.

Consistent with the guidance provided in our fourth quarter 2010 earnings conference call on February 28, 2011, as a result of the significant manufacturing capacity that has come on line in Michigan and because our volumes are not scheduled to increase until the second quarter, we expect unabsorbed manufacturing expenses in the first quarter of 2011 to approximately double from the levels in the fourth quarter of 2010.  The result of these factors will be a reduction in gross margin during the first quarter, which we expect to be ameliorated as revenue ramps up in the second quarter and through the latter half of the year.   We believe the continued rapid increase in production volumes and revenue will enable us to move to positive gross margins in early 2012.

Additional Risks Related to Our Business

If we are unable to obtain supplies of materials we use in the electrode coating process of our batteries sufficient to meet our planned demand levels, our results of operations could be materially adversely affected.

Our supply of materials we use in the electrode coating process of our batteries was disrupted by the earthquake and tsunami that occurred in Japan on March 11, 2011.  We currently have inventory of these materials on hand and in transit that we believe will support our manufacturing operations through May 24, 2011.  However, if we are not able to obtain these or additional materials from our supplier, or if there is a prolonged disruption in our supplier’s manufacturing capability and we are delayed or are not able to qualify a second source of supply, our results of operations would be materially adversely affected and we would not be able to achieve the financial guidance that we have previously announced and that we discuss above under “Prospectus Supplement Summary — Recent Developments — 2011 Outlook,” including our 2011 revenue and growth projections, our expectation that unabsorbed manufacturing expenses will begin to decline in the second half of 2011 and that we will achieve positive gross margins in early 2012.  In addition, although we are not currently aware of any other supply issue related to the earthquake in Japan affecting our business, there have been many reports of disruption in the automotive supply chain as a result of the earthquake.  Our automotive customers comprise a substantial portion of our current and projected future revenue, and any such disruption in their supply chain or further disruption in our supply chain, or even the potential for such disruption, could cause delays in our programs and have a material adverse affect on our business, results of operations and financial outlook.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated March 28, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: March 28, 2010	By:	/ S / Eric J. Pyenson
Eric J. Pyenson
Vice President and General Counsel